Exhibit 99.1

EMERGE INTERACTIVE REPORTS FIRST QUARTER RESULTS

—	Operating loss for the quarter is reduced to $2.5 million from $2.7 million, a 5% improvement
—	Net loss for the quarter improves 68% to $0.02 per share from $0.07 per share
—	Ends the quarter with $7.3 million in cash to execute business plan

SEBASTIAN, Florida, April 22, 2004—eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company providing VerifEYE™ food safety systems, CattleLog™ individual-animal tracking and database management services to the beef-production industry, today announced results for the three month period ending March 31, 2004.

Revenues for the quarter increased 7% to $174,000 from $162,000 in the comparable prior year period. Net loss for the quarter was $905,000, or $0.02 per share, compared to $2.8 million, or $0.07 per share, in the comparable prior year period.

Included in net loss for the quarter is a $1.3 million non-cash net gain related to the change in fair value of common stock warrants issued in connection with the Company’s two equity financings completed during the past two quarters (see Footnote 1). Net loss for the quarter also includes a $306,000 non-cash gain relating to the settlement of the Company’s capital lease obligation. In connection with this settlement, the Company paid $214,000 and has been released from all future obligations.

The increase in revenues during the quarter primarily reflects lease revenues from the Company’s first Carcass Inspection System (CIS) installed at an Excel Corporation beef processing facility, as well as sales from VerifEYE™ Solo™, the Company’s portable machine-vision system. During the quarter, the Company shipped the second CIS system to Excel Corporation and received the $1.0 million accelerated lease payment relating to this system. The Company recognizes revenue from these CIS operating leases on a straight-line basis over the life of the three-year lease. Excel Corporation plans to install the third CIS unit upon the completion of its plant preparations, which is expected to occur in the current second quarter. Excel Corporation is a leading U.S. beef processor and a wholly owned subsidiary of Cargill Incorporated.

Selling, general and administrative expenses for the quarter, compared to a year ago, increased 6% to $1.7 million from $1.6 million in the comparable period a year ago, reflecting increased advertising and insurance costs offset by a reduction of corporate and divisional expenses for salaries and wages.

Technology and development costs for the quarter declined 14% to $442,000 from the comparable period a year ago, reflecting a reduction in such costs primarily for VerifEYE CIS and Solo systems.

Operating loss for the quarter declined 5% to $2.5 million from $2.7 million in the comparable prior year period. Included in operating loss for the quarter is $529,000 of depreciation expense, compared to $667,000 in the same prior year period.

“This is an exciting time for eMerge,” stated David C. Warren, eMerge’s President and Chief Executive Officer. “This past quarter we completed the necessary financing to execute our business plan and believe we are now positioned to leverage our resources and capitalize on industry opportunities driven by regulatory changes, such as mandatory individual identification of the nation’s beef herd. Our CattleLog™ product continues to attract strong interest as a unique solution to regulatory changes. Additionally, we continue to make progress in securing a U.S. distributor for the portable Solo handheld VerifEYE system and our developmental teams continue to work towards introducing commercial prototype units for neural tissue detection and hand hygiene later this year.”

First Quarter Highlights Include:

—	USDA approves our CattleLog animal tracking system as a Process Verified Program
—	ADM Alliance Nutrition, a wholly-owned subsidiary of Archer Daniels Midland, selects CattleLog to manage their electronic data collection and analysis and information exchange efforts
—	Sold 2.3 million common shares at $3.00 per share and raised $7 million in cash, significantly strengthening our balance sheet
—	Shipped the second of three VerifEYE carcass systems to Excel Corporation and received $1 million payment
—	Launched formal development program to expand VerifEYE technology for use in detection of neural tissue in meat processing industry
—	Selected Insumaq SRL as new distribution partner for Argentina and Uruguay, expanding our world wide distribution of VerifEYE Solo to 18 countries

—	Unveiled prototype hand-scanning hygiene system at Food Safety Summit in Washington, D.C.
—	Retained Murdock Capital to assist the Company in its investor relations efforts, specifically focused on increasing institutional ownership
—	Added three prominent board members, Christopher Sinclair, Wes Watkins and Robert Spencer, to our Board of Directors making the Board majority independent

Quarterly Webcast

eMerge will host a Webcast today at 10:00 a.m. (Eastern) to discuss first quarter results. You can access the Webcast through the Company’s Website address at www.emergeinteractive.com or through Thomson Financial’s First Call Website address at: http://www.firstcallevents.com/service/ajwz404673697gf12.html

About eMerge Interactive

eMerge Interactive, Inc. is a technology company providing individual-animal tracking, food-safety and animal information solutions to the beef production industry. The Company’s individual animal-tracking technologies include CattleLog™, an exclusive USDA Process Verified Program providing data-collection and reporting that enables beef-verification and branding. The Company’s food-safety technologies include VerifEYE™ CIS, a carcass meat-inspection system, and VerifEYE™ Solo™, a lightweight and portable machine-vision system. The VerifEYE™ technology instantly detects microscopic traces of organic contamination that might harbor bacteria such as E. coli O157:H7 and Salmonella and is patented by scientists at Iowa State University and the Agricultural Research Service of the USDA for which eMerge Interactive holds exclusive rights to its commercialization.

For additional information regarding this press release or if you have investor questions please contact Juris Pagrabs, eMerge’s Chief Financial Officer, at 772-581-9741.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

eMerge Interactive, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue	$174,000	$162,000
Cost of revenue	67,000	75,000

Gross profit	107,000	87,000

Operating expenses:
Selling, general and administrative	1,670,000	1,575,000
Technology and development	442,000	511,000
Depreciation expense	529,000	667,000

Operating loss	(2,534,000)	(2,666,000)
Interest and other income (expense), net	325,000	(14,000)
Interest expense	(3,000)	(8,000)
Gain on disposal of assets	—	3,000
Net decrease in fair value of common stock warrants (2)	1,306,000	—

Loss from continuing operations	(906,000)	(2,685,000)
Discontinued operations:
Gain (loss) from discontinued operations	1,000	(102,000)

Net loss	$(905,000)	$(2,787,000)

Net loss per share	$(0.02)	$(0.07)

Weighted average number of common shares outstanding—basic and diluted	43,395,550	38,780,438

eMerge Interactive, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents (1)	$7,347,000	$1,553,000
Trade accounts receivable	15,000	91,000
Inventories	614,000	568,000
Other current assets	536,000	556,000
Due from related parties	197,000	195,000
Assets held for sale	87,000	87,000

Total current assets	8,796,000	3,050,000
Property and equipment, net	3,251,000	3,759,000
Food safety systems installed at customers	258,000	273,000
Other assets	77,000	76,000

Total assets	$12,382,000	$7,158,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of capital lease obligation	$—	$519,000
Accounts payable	225,000	745,000
Accrued liabilities	508,000	530,000
Advance payments from customers	698,000	390,000

Total current liabilities	1,431,000	2,184,000
Advance payments from customers, long term	1,248,000	615,000
Common stock warrants and investment rights (1)	3,465,000	987,000

Total liabilities	6,144,000	3,786,000

Stockholders’ equity:
Common stock	364,000	337,000
Additional paid-in capital	205,437,000	201,692,000
Accumulated deficit	(199,135,000)	(198,229,000)
Treasury stock	(428,000)	(428,000)

Total stockholders’ equity	6,238,000	3,372,000

Total liabilities and stockholders’ equity	$12,382,000	$7,158,000

(1)	On January 23, 2004, the Company issued 2,333,333 shares of Class A common stock to institutional investors in a private placement transaction at $3.00 per share, raising $7.0 million in gross proceeds. In connection with the transaction, the Company also issued warrants to the investors to purchase 830,508 shares of common stock at an exercise price of $3.6875 per share and additional investment rights to purchase 830,508 shares of common stock at an exercise price of $3.00 per share. The proceeds were allocated between the common stock, warrants and additional investment rights based on relative fair values, which resulted in an allocation to common stock of $2.8 million, the warrants of $2.6 million and the additional investment rights of $1.1 million. In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock,” the warrants and the additional investment rights are classified as a liability and subsequent changes in fair value are reflected in the statement of operations. Upon exercise or expiration, the warrants and additional investment rights will be reclassified to stockholders’ equity.